EXHIBIT 99

Respironics Announces Extension of Apria Relationship

MURRYSVILLE, Pa., Jan 16, 2004 — Respironics, Inc. (Nasdaq: RESP) announced today that it has signed a Purchasing Agreement Amendment with Apria Healthcare Group Inc. (NYSE: AHG) to extend the company’s relationship through December 31, 2004. Apria Healthcare Group Inc. (NYSE: AHG) is the United States’ largest provider of home healthcare services.

Under the terms of the amended contract, Respironics is a shared primary supplier for all Continuous Positive Airway Pressure (CPAP) sleep therapy units and accessories. The company will be the primary supplier for all bi-level and smart CPAP devices for the sleep apnea market and the single source supplier for all infant apnea and sleep diagnostic equipment. Respironics will also continue to be shared primary supplier for volume ventilators. The amended contract awarded Respironics with shared primary supplier status for oxygen concentrators and accessories.

John Miclot, president and chief executive officer of Respironics stated, “We are extremely pleased that Apria has decided to extend our relationship an additional 12 months. We have a long-standing relationship with Apria and we look forward to being a resource for them with our key products and programs into the future. We will continue to provide the type of innovative solutions that have been the hallmark of Respironics’ approach to the sleep and respiratory marketplaces.”

Respironics stated that it will not be changing its financial outlook or guidance for fiscal year 2004 and fiscal year 2005 based on the terms of the Purchasing Agreement Amendment.

Apria Healthcare is the United States’ leading provider of integrated home healthcare products and services. The company offers a comprehensive range of services, including home oxygen, respiratory therapy and sleep apnea products/services, respiratory medications, home infusion therapy and home medical equipment. Headquartered in Lake Forest, California, Apria employs more than 9,700 healthcare professionals in more than 430 branch offices serving patients in all 50 states. The company has over $1 billion in annual revenues, and serves more than 1 million patients annually. The company was named the Best U.S. Home Respiratory Provider through HME News’ HME Excellence Awards in 2003, and has received numerous other awards in the past few years. The Apria website may be visited at www.apria.com.

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently and to clinicians seeking the best products and services to enhance the quality of patient care. The Company’s focus is on home care, hospital and international markets, providing programs that manage sleep disordered breathing, chronic respiratory diseases, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the Company employs approximately 2,900 individuals worldwide and has manufacturing facilities in several domestic and international locations. Further information on Respironics can be found on its Web site: www.respironics.com.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and growth of markets, acceptance of the Company’s products and Power Programs(TM), new product development, anticipated cost savings and regulatory requirements, anticipated results from acquisitions and restructuring, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.